Exhibit 99.1

News Release

FOR RELEASE –– OCTOBER 7, 2009

Corning Incorporated Board Approves Plan for Annual Election of Directors and Adopts Majority
Voting Policy

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that its Board of Directors has taken several actions to change the company’s corporate governance practices.

First, the board unanimously approved a plan to declassify its board structure. In the 2010 proxy statement, the board will recommend shareholders approve amending the company’s by-laws and restated certificate of incorporation to implement declassification. If approved by shareholders at the company’s April 2010 annual meeting, Corning will phase in annual election of directors beginning at the 2011 annual meeting and all directors will be subject to annual election beginning in 2013. Currently, directors are divided into three classes serving staggered three-year terms.

Second, the board has adopted a majority-vote policy for the election of directors and added the policy to the company’s corporate governance guidelines. Under Corning’s majority voting policy, any director who receives a greater number of votes “withheld” than votes “for” in an uncontested election will be required to tender his or her resignation to the board. The Nominating and Corporate Governance Committee would then recommend whether to accept the resignation, and the board would make a determination within 90 days after certification of the shareholder vote. The board would then promptly disclose its decision and rationale.

“Throughout Corning’s long history, our board has regularly reviewed corporate governance practices and the sentiments of our shareholders,” said Wendell P. Weeks, chairman and chief executive officer. “The changes we announced today reflect our continued commitment to implement sound practices in corporate governance in the interest of our shareholders and our company.”

An overview of Corning’s corporate governance practices is available on the company’s website at www.corning.com within “Investor Relations—Corporate Governance.”

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com